Exhibit 99.1

NEWS RELEASE

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777

IMMEDIATE RELEASE

Transcat Reports 4% Revenue Growth for Fiscal 2018 Second Quarter

●	Solid organic growth drives Service segment revenue up nearly 8%

●	Revenue and operating income impacted by Hurricanes Harvey and Maria

●	Increased focus on Service segment productivity initiatives

ROCHESTER, NY, October 24, 2017 – Transcat, Inc. (NASDAQ: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration, repair, inspection and laboratory instrument services and value-added distributor of professional grade handheld test, measurement and control instrumentation, today reported financial results for its second quarter ended September 23, 2017 of fiscal year 2018, which ends March 31, 2018 (“fiscal 2018”).

Lee D. Rudow, President and CEO, commented, “Our Service business generated solid organic growth of nearly eight percent, driven by continued market share gains, despite the adverse impact Hurricane Harvey had on our largest lab, which is located in Houston. The lab sustained minimal damage and all of our employees are safe. However, the lab was significantly impacted by disruptions with our staff, customers and supply chain resulting in lower productivity and gross margin. Our Puerto Rico lab is much smaller and Hurricane Maria had a limited impact on second quarter results given its timing, but we anticipate that future periods will be affected given the expected prolonged recovery for the region. Our second quarter results do not include any amounts for potential recovery from various insurance coverages that we have in place.

“Distribution sales, which to a lesser extent were impacted by the hurricanes, were up slightly in the second quarter. This marks the fifth consecutive quarter-over-quarter period of sales growth, which we believe demonstrates the sustainable opportunity for this segment. The continued strength in industrial markets has helped, but we believe we are also benefiting from our web marketing and technology-based investments combined with our expansion into the rental and used equipment business.”

Second Quarter Fiscal 2018 Review	(Results are compared with the second quarter of the fiscal year ended March 25, 2017 (“fiscal 2017”))

($ in thousands)			Change
	FY18 Q2	FY17 Q2	$'s	%
Service Revenue	$18,239	$16,947	$1,292	7.6%
Distribution Sales	$17,688	$17,538	$150	0.9%
Revenue	$35,927	$34,485	$1,442	4.2%
Gross Profit	$8,154	$8,027	$127	1.6%
Gross Margin	22.7%	23.3%

Operating Income	$1,458	$1,578	$(120)	(7.6%)
Operating Margin	4.1%	4.6%

Net Income	$781	$917	$(136)	(14.8%)
Net Margin	2.2%	2.7%

Adjusted EBITDA*	$3,297	$3,300	$(3)	(0.1%)
Adjusted EBITDA* Margin	9.2%	9.6%

*See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

Transcat Reports 4% Revenue Growth for Fiscal 2018 Second Quarter
October 24, 2017

Despite the impact of natural disasters, Transcat achieved quarterly revenue growth of 4.2% to $35.9 million. However, consolidated gross profit and margin were impacted by the effect of Hurricane Harvey and Maria and overall lower short-term productivity in the Service segment. Administrative expenses were up $0.4 million to $2.7 million, which reflected the Company’s continued investment in operating infrastructure and operational excellence initiatives. As a result, operating income decreased by $0.1 million and operating margin decreased 50 basis points to 4.1%. The effective tax rate increased slightly from 33.9% to 34.2%.

Service segment delivers strong organic growth while focusing on productivity enhancements

Represents the accredited calibration, repair, inspection and laboratory instrument services business (51% of total revenue for the second quarter of fiscal 2018).

($ in thousands)			Change
	FY18 Q2	FY17 Q2	$'s	%
Service Segment Revenue	$18,239	$16,947	$1,292	7.6%
Gross Profit	$4,320	$4,140	$180	4.3%
Gross Margin	23.7%	24.4%

Operating Income	$790	$791	$(1)	(0.1%)
Operating Margin	4.3%	4.7%

Adjusted EBITDA*	$2,069	$2,010	$59	2.9%
Adjusted EBITDA* Margin	11.3%	11.9%

*See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

Service revenue increased 7.6% on all organic growth. On a trailing twelve-month basis, Service segment revenue was $73.7 million, a 12.4% improvement compared with the trailing twelve-month period ending with the prior-year second quarter.

Gross margins were negatively impacted by the hurricanes and short-term productivity constraints from the hiring and ramping-up of new technicians.

Diversified sales channels lift Distribution segment

Represents the distribution and rental of new and used professional grade handheld test, measurement and control instrumentation (49% of total revenue for the second quarter of fiscal 2018).

($ in thousands)			Change
	FY18 Q2	FY17 Q2	$'s	%
Distribution Segment Sales	$17,688	$17,538	$150	0.9%
Gross Profit	$3,834	$3,887	$(53)	(1.4%)
Gross Margin	21.7%	22.2%
Operating Income	$668	$787	$(119)	(15.1%)
Operating Margin	3.8%	4.5%
Adjusted EBITDA*	$1,228	1,290	$(62)	(4.8%)
Adjusted EBITDA* Margin	6.9%	7.4%

*See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

The Distribution sales increase reflected higher demand from industrial customers, including those sold through the Company’s independent representative network, and increased rental business, somewhat offset by reduced shipments to Texas, which was attributed to the hurricane, and softness in the alternative energy market. The sales mix, along with a decrease in volume-based vendor rebates, resulted in a 50 basis point decline in segment gross margin. Segment operating profit declined by

Transcat Reports 4% Revenue Growth for Fiscal 2018 Second Quarter
October 24, 2017

$0.1 million and segment operating margin declined by 70 basis points due to increased general and administrative expenses, partially offset by lower selling expenses.

Six Month Review (Results are compared with the first six months of fiscal 2017)

Total revenue increased 6.8%, or $4.6 million, to $72.2 million on all organic growth. Consolidated gross profit was $16.8 million, or 23.3% of revenue, down 80 basis points primarily due to the factors described in the second quarter fiscal 2018 review. As a percentage of total revenue, consolidated operating expenses were 19.4%, down 20 basis points. As a result, operating income was down slightly at $2.9 million, or 4.0% of revenue. Net income was $1.6 million, or $0.23 per diluted share, compared with $1.8 million, or $0.25 per diluted share. Adjusted EBITDA improved 4.0% to $6.7 million. See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the Adjusted EBITDA Reconciliation table.

Balance Sheet and Cash Flow Overview

Capital expenditures were $3.9 million for the first six months of fiscal 2018. Investments were primarily for assets for customer-driven expansion of Service segment capabilities, including mobile calibration fleet investments and aerospace/defense sector assets, and purchases of rental business assets.

At September 23, 2017, the Company had total debt of $29.7 million, with $8.3 million available under its secured revolving credit facility. This represents a $2.3 million decrease since the end of the trailing first quarter of fiscal 2018. Total debt compared with fiscal 2017 year-end was up $2.4 million, which reflects the timing of capital investments and changes in working capital, especially the timing of customer receivables collections and payments to suppliers.

Outlook

Mr. Rudow concluded, “While the impact of natural disasters has been trying and will put some pressure on the back half of fiscal 2018 depending on the recovery timeframes of our customers, we continue to make progress executing our strategy. Our strong value proposition rooted in the unique combination of our value-added Distribution segment and our growing Service organization, continues to resonate in the market and support solid growth.

“In the second half of the year we will continue to drive operational excellence throughout the organization. In our Service segment, we are laser-focused on improving productivity and we expect more gross profit to be generated. In fact, we expect the increase in productivity to significantly help to offset the setbacks caused by nature. We believe increased productivity in our labs, in concert with our operational excellence initiatives, creates an improved business model as impactful as the anticipated leverage we can gain from greater volume.”

Transcat expects its income tax rate to range between 34% and 36% for full year fiscal 2018.

The Company still expects capital expenditures for the full year fiscal 2018 to be in the $6.0 million to $6.5 million range and to be used primarily for IT infrastructure investments to drive operational excellence, specific customer-opportunity driven Service capabilities and additional assets for the Company’s growing rental business.

Webcast and Conference Call

Transcat will host a conference call and webcast on Wednesday, October 25, 2017 at 11:00 a.m. ET. Management will review the financial and operating results for the second quarter, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion. The review will be accompanied by a slide presentation, which will be available at www.transcat.com/investor-relations. The conference call can be accessed by calling (201) 689-8471. Alternatively, the webcast can be monitored at www.transcat.com/investor-relations.

A telephonic replay will be available from 2:00 p.m. ET on the day of the call through Wednesday, November 1, 2017. To listen to the archived call, dial (412) 317-6671 and enter conference ID number

Transcat Reports 4% Revenue Growth for Fiscal 2018 Second Quarter
October 24, 2017

13671704, or access the webcast replay at www.transcat.com/investor-relations, where a transcript will be posted once available.

NOTE 1 – Non-GAAP Financial Measures

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, and non-cash stock-based compensation expense), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, and stock-based compensation expense, which is not always commensurate with the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business segments and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. See the attached Adjusted EBITDA Reconciliation table on page 9.

ABOUT TRANSCAT
Transcat, Inc. is a leading provider of accredited calibration, repair, inspection and laboratory instrument services. The Company is focused on providing best-in-class services and products to highly regulated industries, including life science, aerospace and defense, pharmaceutical, medical device manufacturing and biotechnology. Transcat provides permanent and periodic on-site services, mobile calibration services and in-house services through 22 Calibration Service Centers strategically located across the United States, Puerto Rico and Canada. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry.

Transcat also operates as a leading value-added distributor that markets, sells and rents new and used national and proprietary brand instruments to customers globally. Its e-commerce focused website and product catalog offer access to more than 100,000 test, measurement and control instruments, including products from approximately 540 leading manufacturers.

Transcat’s growth strategy is to leverage its service capabilities, strong brand and leading distribution platform to drive organic sales growth and to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model.

More information about Transcat can be found at: Transcat.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and assumptions. Forward-looking statements are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, capital expenditures, cash flows, operating income, growth strategy, segment growth, potential acquisitions, integration of acquired businesses, market position, customer preferences, outlook and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Forward-looking statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual Report and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially

Transcat Reports 4% Revenue Growth for Fiscal 2018 Second Quarter
October 24, 2017

from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update, correct or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Michael J. Tschiderer, Chief Financial Officer	Deborah K. Pawlowski, Investor Relations
Phone: (585) 352-7777	Phone: (716) 843-3908
Email: mtschiderer@transcat.com	Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

Transcat Reports 4% Revenue Growth for Fiscal 2018 Second Quarter
October 24, 2017

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Second Quarter Ended		Six Months Ended
	September 23,	September 24,	September 23,	September 24,
	2017	2016	2017	2016
Service Revenue	$18,239	$16,947	$36,721	$34,122
Distribution Sales	17,688	17,538	35,485	33,510
Total Revenue	35,927	34,485	72,206	67,632

Cost of Service Revenue	13,919	12,807	27,765	25,253
Cost of Distribution Sales	13,854	13,651	27,596	26,106
Total Cost of Revenue	27,773	26,458	55,361	51,359

Gross Profit	8,154	8,027	16,845	16,273

Selling, Marketing and Warehouse Expenses	4,005	4,205	8,097	8,453
Administrative Expenses	2,691	2,244	5,879	4,804
Total Operating Expenses	6,696	6,449	13,976	13,257

Operating Income	1,458	1,578	2,869	3,016

Interest and Other Expense, net	271	191	543	359

Income Before Income Taxes	1,187	1,387	2,326	2,657
Provision for Income Taxes	406	470	689	834

Net Income	$781	$917	$1,637	$1,823

Basic Earnings Per Share	$0.11	$0.13	$0.23	$0.26
Average Shares Outstanding	7,131	6,994	7,102	6,972

Diluted Earnings Per Share	$0.11	$0.13	$0.23	$0.25
Average Shares Outstanding	7,286	7,201	7,242	7,173

Transcat Reports 4% Revenue Growth for Fiscal 2018 Second Quarter
October 24, 2017

TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	September 23,	March 25,
	2017	2017
ASSETS
Current Assets:
Cash	$625	$842
Accounts Receivable, less allowance for doubtful accounts of $276 and $210 as of September 23, 2017 and March 25, 2017, respectively	21,144	22,049
Other Receivables	1,576	1,227
Inventory, net	11,536	10,278
Prepaid Expenses and Other Current Assets	1,171	1,193
Total Current Assets	36,052	35,589
Property and Equipment, net	17,419	15,568
Goodwill	33,019	32,520
Intangible Assets, net	6,542	7,519
Other Assets	1,039	901
Total Assets	$94,071	$92,097

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$9,868	$11,615
Accrued Compensation and Other Liabilities	4,414	5,907
Income Taxes Payable	365	805
Current Portion of Long-Term Debt	1,429	1,429
Total Current Liabilities	16,076	19,756
Long-Term Debt	28,278	25,883
Deferred Tax Liability	1,175	1,134
Other Liabilities	1,944	1,923
Total Liabilities	47,473	48,696

Shareholders' Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,139,988 and 7,043,754 shares issued and outstanding as of September 23, 2017 and March 25, 2017, respectively	3,570	3,522
Capital in Excess of Par Value	14,231	12,996
Accumulated Other Comprehensive Loss	(12)	(414)
Retained Earnings	28,809	27,297
Total Shareholders' Equity	46,598	43,401
Total Liabilities and Shareholders' Equity	$94,071	$92,097

Transcat Reports 4% Revenue Growth for Fiscal 2018 Second Quarter
October 24, 2017

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	(Unaudited)
	For the Six Months Ended
	September 23,	September 24,
	2017	2016
Cash Flows from Operating Activities:
Net Income	$1,637	$1,823
Adjustments to Reconcile Net Income to Net Cash (Used in) Provided by Operating Activities:
Loss on Sale of Property and Equipment	25	5
Deferred Income Taxes	41	(120)
Depreciation and Amortization	2,984	3,105
Provision for Accounts Receivable and Inventory Reserves	203	143
Stock-Based Compensation Expense	831	326
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	760	(711)
Inventory	(1,020)	(735)
Prepaid Expenses and Other Assets	(145)	(288)
Accounts Payable	(1,747)	1,904
Accrued Compensation and Other Liabilities	(1,458)	(757)
Income Taxes Payable	(456)	314
Net Cash Provided by Operating Activities	1,655	5,009

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(3,942)	(2,496)
Proceeds from Sale of Property and Equipment	6	10
Business Acquisitions, net of cash acquired	-	(6,977)
Net Cash Used in Investing Activities	(3,936)	(9,463)

Cash Flows from Financing Activities:
Proceeds from (Repayment of) Revolving Credit Facility, net	3,110	(4,687)
Proceeds from Term Loan	-	10,000
Repayments of Term Loan	(714)	(595)
Issuance of Common Stock	761	312
Repurchase of Common Stock	(344)	(98)
Stock Option Redemption	(90)	(113)
Payment of Contingent Consideration & Holdbacks Related to Business Acquisitions	-	(339)
Net Cash Provided by Financing Activities	2,723	4,480

Effect of Exchange Rate Changes on Cash	(659)	(69)

Net Decrease in Cash	(217)	(43)
Cash at Beginning of Period	842	641
Cash at End of Period	$625	$598

Transcat Reports 4% Revenue Growth for Fiscal 2018 Second Quarter
October 24, 2017

TRANSCAT, INC.
Adjusted EBITDA Reconciliation Table
(Dollars in thousands)
(Unaudited)

	Fiscal 2018
	Q1	Q2	Q3	Q4	YTD
Net Income	$856	$781			$1,637
+ Interest Expense	236	281			517
+ Other Expense / (Income)	36	(10)			26
+ Tax Provision	283	406			689
Operating Income	$1,411	$1,458			$2,869
+ Depreciation & Amortization	1,487	1,497			2,984
+ Other (Expense) / Income	(36)	10			(26)
+ Noncash Stock Compensation	499	332			831
Adjusted EBITDA	$3,361	$3,297			$6,658
Segment Breakdown
Service Operating Income	$885	$790			$1,675
+ Depreciation & Amortization	1,110	1,107			2,217
+ Other (Expense) / Income	(28)	4			(24)
+ Noncash Stock Compensation	249	168			417
Service Adjusted EBITDA	$2,216	$2,069			$4,285
Distribution Operating Income	$526	$668			$1,194
+ Depreciation & Amortization	377	390			767
+ Other (Expense) / Income	(8)	6			(2)
+ Noncash Stock Compensation	250	164			414
Distribution Adjusted EBITDA	$1,145	$1,228			$2,373

	Fiscal 2017
	Q1	Q2	Q3	Q4	YTD
Net Income	$906	$916	$1,271	$1,429	$4,522
+ Interest Expense	137	180	184	218	719
+ Other Expense / (Income)	31	11	4	5	51
+ Tax Provision	364	471	894	913	2,642
Operating Income	$1,438	$1,578	$2,353	$2,565	$7,934
+ Depreciation & Amortization	1,549	1,556	1,562	1,517	6,184
+ Other (Expense) / Income	(31)	(11)	(4)	(5)	(51)
+ Noncash Stock Compensation	149	177	(10)	137	453
Adjusted EBITDA	$3,105	$3,300	$3,901	$4,214	$14,520
Segment Breakdown
Service Operating Income	$1,044	$791	$941	$1,993	$4,769
+ Depreciation & Amortization	1,247	1,137	1,158	1,118	4,660
+ Other (Expense) / Income	(27)	(12)	(7)	(9)	(55)
+ Noncash Stock Compensation	80	94	(25)	68	217
Service Adjusted EBITDA	$2,344	$2,010	$2,067	$3,170	$9,591
Distribution Operating Income	$394	$787	$1,412	$572	$3,165
+ Depreciation & Amortization	302	419	404	399	1,524
+ Other (Expense) / Income	(4)	1	3	4	4
+ Noncash Stock Compensation	69	83	15	69	236
Distribution Adjusted EBITDA	$761	$1,290	$1,834	$1,044	$4,929

Transcat Reports 4% Revenue Growth for Fiscal 2018 Second Quarter
October 24, 2017

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
SERVICE	FY 2018 Q2	FY 2017 Q2	$'s	%
Service Revenue	$18,239	$16,947	$1,292	7.6%
Cost of Revenue	$13,919	$12,807	$1,112	8.7%
Gross Profit	$4,320	$4,140	$180	4.3%
Gross Margin	23.7%	24.4%

Selling, Marketing & Warehouse Expense	$2,146	$2,270	$(124)	(5.5%)
General and Administrative Expense	$1,384	$1,079	$305	28.3%
Operating Income	$790	$791	$(1)	(0.1%)
% of Revenue	4.3%	4.7%

			Change
DISTRIBUTION	FY 2018 Q2	FY 2017 Q2	$'s	%
Distribution Sales	$17,688	$17,538	$150	0.9%
Cost of Sales	$13,854	$13,651	$203	1.5%
Gross Profit	$3,834	$3,887	$(53)	(1.4%)
Gross Margin	21.7%	22.2%

Selling, Marketing & Warehouse Expense	$1,859	$1,935	$(76)	(3.9%)
General and Administrative Expense	$1,307	$1,165	$142	12.2%
Operating Income	$668	$787	$(119)	(15.1%)
% of Sales	3.8%	4.5%

			Change
TOTAL	FY 2018 Q2	FY 2017 Q2	$'s	%

Total Revenue	$35,927	$34,485	$1,442	4.2%
Total Cost of Revenue	$27,773	$26,458	$1,315	5.0%
Gross Profit	$8,154	$8,027	$127	1.6%
Gross Margin	22.7%	23.3%

Selling, Marketing & Warehouse Expense	$4,005	$4,205	$(200)	(4.8%)
General and Administrative Expense	$2,691	$2,244	$447	19.9%
Operating Income	$1,458	$1,578	$(120)	(7.6%)
% of Revenue	4.1%	4.6%

Transcat Reports 4% Revenue Growth for Fiscal 2018 Second Quarter
October 24, 2017

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
	FY 2018	FY 2017
SERVICE	YTD	YTD	$'s	%
Service Revenue	$36,721	$34,122	$2,599	7.6%
Cost of Revenue	$27,765	$25,253	$2,512	10.0%
Gross Profit	$8,956	$8,869	$87	1.0%
Gross Margin	24.4%	26.0%

Selling, Marketing & Warehouse Expense	$4,218	$4,647	$(429)	(9.2%)
General and Administrative Expense	$3,063	$2,387	$676	28.3%
Operating Income	$1,675	$1,835	$(160)	(8.7%)
% of Revenue	4.6%	5.4%

			Change
	FY 2018	FY 2017
DISTRIBUTION	YTD	YTD	$'s	%
Distribution Sales	$35,485	$33,510	$1,975	5.9%
Cost of Sales	$27,596	$26,106	$1,490	5.7%
Gross Profit	$7,889	$7,404	$485	6.6%
Gross Margin	22.2%	22.1%

Selling, Marketing & Warehouse Expense	$3,879	$3,806	$73	1.9%
General and Administrative Expense	$2,816	$2,417	$399	16.5%
Operating Income	$1,194	$1,181	$13	1.1%
% of Sales	3.4%	3.5%

			Change
	FY 2018	FY 2017
TOTAL	YTD	YTD	$'s	%

Total Revenue	$72,206	$67,632	$4,574	6.8%
Total Cost of Revenue	$55,361	$51,359	$4,002	7.8%
Gross Profit	$16,845	$16,273	$572	3.5%
Gross Margin	23.3%	24.1%

Selling, Marketing & Warehouse Expense	$8,097	$8,453	$(356)	(4.2%)
General and Administrative Expense	$5,879	$4,804	$1,075	22.4%
Operating Income	$2,869	$3,016	$(147)	(4.9%)
% of Revenue	4.0%	4.5%